  Exhibit 99.1

ZOOM TELEPHONICS AND MINIM TO MERGE, COMBINING CONNECTIVITY HARDWARE WITH AI-DRIVEN CLOUD SOFTWARE

Combination leverages Zoom’s cable modem and WiFi hardware leadership, operated under a Motorola brand license, with Minim’s innovative software, bringing intelligent connectivity to businesses and consumers as part of the $355.1 billion global broadband services market

BOSTON, MASS., November 12, 2020 – Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading creator of cable modems and other Internet access products under the Motorola brand, today announced the signing of a definitive merger agreement pursuant to which Zoom will acquire Minim Inc. (“Minim”), a leading AI-driven WiFi management and IoT security platform for homes, SMBs, and broadband service providers.

Under the terms of the agreement, the two companies will merge in a non-cash, stock transaction valuing Minim at $30 million. The percentage of Zoom shares issued to Minim stockholders will be based on a reference to a weighted average price of Zoom stock as of November 10, 2020 and as negotiated by the parties.

The Minim® platform offers a turn-key WiFi management solution for ISPs to reduce support costs and increase revenue with digitally-transformed support and value-added services. Its usable web and mobile apps, built on proprietary IoT fingerprinting technology, also empower distributed businesses to secure and manage the new corporate edge (the remote employee home). Already integrated with 5G-enabled hardware and offering a full API suite, the Minim platform has been designed for ultra-extensibility as wireless technology advances.

The combined company will benefit from a management team with experience in scaling technology companies, led by Jeremy Hitchcock, Zoom’s Executive Chairperson and largest stockholder and Chairman and largest stockholder of Minim, and Minim CEO Gray Chynoweth, who together drove the global expansion of Dyn through to its successful acquisition by Oracle.

“The consumer networking space has a profound need for security and network management, especially given the rise of remote working and smart home devices,” said Jeremy Hitchcock. “By integrating our collective IP and product development roadmap, we are offering greater performance, innovation, and price with a globally-recognized technology brand. We’re very excited about the opportunities this business combination makes possible for us in addressing a multi-billion dollar global market.”

The merger combines Minim’s B2B sales channels with Zoom’s retail channels. Minim’s sales channels include more than 120 ISPs and their 2.35M+ subscribers and business technology resellers. Zoom’s D2C channels include leading retailers such as Amazon, Best Buy, Target and Walmart. The combined company will also leverage Minim’s established partner relations with the Microsoft Airband Initiative, a program designed to close the digital divide; Irdeto, the globally-leading security provider to operators; and Telarus, the largest privately-held IT product distributor in the U.S.

“The combined company’s end-to-end product expertise, industry relationships, and subscription service model is expected to dramatically accelerate our ability to drive value for our customers and return for our shareholders,” said Minim CEO Gray Chynoweth. “This is a proven team with a clear strategy to address a large and rapidly-growing market and the ability to execute at a time when secure home connectivity has never been more important.”

The merger agreement and the merger were unanimously approved by a special committee of independent members of Zoom’s board of directors that oversaw, reviewed and evaluated the transaction, and thereafter unanimously approved by Zoom’s board of directors. Minim’s board of directors also approved the merger agreement and the merger. The transaction is expected to close by the end of 2020 and is subject to customary closing conditions.

B. Riley Securities, Inc. served as financial advisor, and Richards, Layton & Finger PA served as legal counsel, to the special committee of independent directors of Zoom, while Nixon Peabody LLP served as legal counsel to Zoom on the transaction. Goodwin Procter LLP acted as legal counsel to Minim.

Investors are directed to Zoom’s filings with the Securities and Exchange Commission at http://www.sec.gov for additional information concerning the merger agreement and the merger.

About Zoom

Zoom Telephonics, Inc. (OTCQB: ZMTP) is the creator of innovative Internet access products that dependably connect people to the information they need and the people they love. Founded in 1977 in Boston, MA, the company now delivers cable modems, routers, and other communications products under the globally recognized Motorola brand. For more information about Zoom and its products, please visit www.zoom.net and www.motorolanetwork.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

About Minim

Minim® is a cloud WiFi management platform that enables and secures a better-connected home.
The company’s award-winning subscription services provide usable and intuitive applications integrated with best-in-class hardware. Minim customers benefit from a personalized and secure WiFi experience, leading to happy and productive homes where things just work. The company’s self-learning platform employs proprietary fingerprinting and behavioral models to detect threats and performance issues without compromising privacy. Minim is now partnering with ISPs, managed service providers, and distributed businesses who want to help make home connectivity as safe and reliable as drinking water. To learn more, visit https://www.minim.co.

Forward Looking Statements
This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions, including statements about the expected timing, completion and effects of the merger with Minim (the “Minim Acquisition”). Actual results may be materially different from expectations as a result of known and unknown risks, including: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement for the Minim Acquisition, risks associated with Zoom’s potential inability to realize intended benefits of the Minim Acquisition, the potential increase in tariffs on the company's imports; potential difficulties and supply interruptions from moving the manufacturing of most of the company’s products to Vietnam; potential changes in NAFTA; the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Investor Relations Contact:
Jacquelyn Barry Hamilton, CFO Zoom Telephonics, Inc.
Phone: 617-753-0040
Email: Investor@zoom.net